Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated August 14, 2008
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P2K1

Principal Amount (in Specified Currency): $130,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%

Trade Date: August 14, 2008

Original Issue Date: August 19, 2008

Stated Maturity Date: September 15, 2009

Initial Interest Rate: One month LIBOR determined on August 15, 2008
		       plus 0.02%, accruing from August 19, 2008
		       (short first coupon interpolated between two week and one month LIBOR)

Interest Payment Period: Monthly

Interest Payment Dates: The 15th of each calendar month commencing
			September 15, 2008 and on the Stated Maturity
			Date

Net Proceeds to Issuer: $129,987,000

Agent's Discount or Commission: 0.01%

Agents:	Banc of America Securities LLC

Agents' Capacity:
	[ ] Agent
	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note:
	Fixed Interest Rate:
	Fixed Rate Commencement Date:

[ ] Other Floating Rate Note
	(See attached)


Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[X] LIBOR Telerate/Page: 3750
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): + 0.02%
Spread Multiplier: N/A
Index Maturity: 1 month
Index Currency: U.S. Dollars
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: September 15, 2008

Interest Rate Reset Period: Monthly

Interest Reset Dates: The same dates as each Interest Payment Date.
		      For the avoidance of doubt, newly reset interest rates shall apply beginning on and including the Interest Reset Date, to but excluding the next Interest Payment Date

Interest Determination Date: The second London Banking Day preceding
			     each Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[ ] Following
	[X] Modified Following

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  No

Specified Currency: U.S. dollars

Minimum Denominations: $1,000 and $1,000 increments thereafter

Form of Note:
	[X] Book-entry only
	[ ] Certificated



ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms of and subject to the conditions of an Appointment Agreement dated September 25, 2007 and an Appointment Agreement
Confirmation dated August 14, 2008 (collectively, the "Appointment Agreement") between TMCC and Banc of America Securities LLC ("Banc of America"), Banc of America, acting as principal, has agreed to purchase and TMCC has agreed to sell the notes identified herein.
Under the terms and conditions set forth in the Third Amended and Restated Distribution Agreement dated March 7, 2006, between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup
Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities
(USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co.
Incorporated and Toyota Financial Services Securities USA Corporation, as amended from time to time, incorporated by reference in the Appointment Agreement, Banc of America is committed to take and pay for all of the Notes offered hereby, if any are taken.